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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549




                                   FORM 8-A/A
                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                   SDL, INC.
             (Exact name of registrant as specified in its charter)



              DELAWARE                                  77-0331449
   (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                 Identification Number)

       80 ROSE ORCHARD WAY
      SAN JOSE, CALIFORNIA
(Address of principal executive offices)                95134-1365
                                                        (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section 12(b)       securities pursuant to Section 12(g)
of the Exchange Act and is effective       of the Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [ ]                                   box. [X]


Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

Securities to be registered pursuant to Section 12(g) of the Act:

       Title of each class                     Name of each exchange on which
       to be so registered                     each class is to be registered
-------------------------------                ------------------------------
Preferred Stock Purchase Rights                   Nasdaq National Market


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ITEM 1. Description of Registrant's Securities to Be Registered.

        On February 11, 1999, SDL, Inc., a Delaware corporation (the "Company") amended and restated its Rights Agreement, dated as of November 6, 1997 (the "Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Independent Directors." This Amended and Restated Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing stockholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "independent directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the independent directors. While the Company's Rights Agreement differs from the plan considered in the Toll Brothers case, particularly with regard to the "Independent Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Agreement. The Amended and Restated Rights Agreement is attached hereto as an exhibit and is incorporated by reference herein.

ITEM 2. Exhibits.

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
------      ----------------------

1.      First Amended and Restated Rights Agreement, dated as of February 11,
        1999.



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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       SDL, INC.

                                       Date:  March 19, 1999

                                       By: /s/ MICHAEL L. FOSTER
                                          --------------------------------------
                                               Michael L. Foster
                                               Vice President, Finance




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                                    EXHIBITS



EXHIBIT
 NUMBER      DESCRIPTION OF EXHIBIT
 ------      ----------------------
1.      First Amended and Restated Rights Agreement, dated as of February 11,
        1999.